Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.23 per Share for the Second Quarter 2020

June 15, 2020

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.23 per share of common stock for the second quarter of 2020. This represents an annualized dividend of $0.92 per share of common stock. The dividend is payable on July 15, 2020 to stockholders of record as of the close of business on June 30, 2020.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2020, the Company’s portfolio consisted of 1,050 freestanding net lease properties with a weighted average lease term of 14.6 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 99.5% leased to 212 tenants operating 283 different concepts in 16 industries across 43 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.